Exhibit 99.1

For Immediate Release
Monday, January 29, 2007
Press Release


              FNB Corporation Reports Record Earnings for 2006,
                   Appoints Chief Financial Officer, and
                            Declares Dividend


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), reported record earnings for 2006. Earnings for the fourth quarter of 2006 were below the fourth quarter of 2005.

Earnings and basic earnings per share were a record $17,912,000 and $2.44 in 2006. This compares to $17,533,000 and $2.40 in 2005.

Earnings for 2006 were up $379,000 from the prior year as a result of higher net interest income due to an increase in year-to-date average loan and deposit balances. The increase in earnings from 2005 to 2006 would have been greater by $768,000 were it not for two items--a favorable after-tax gain of $524,000 on an exchange of real estate in 2005 and, in 2006, a $244,000 after-tax expense of front-end debt acquisition costs in order to retire expensive callable subordinated debt. High-cost trust preferred subordinated debt amounting to $15 million was paid off in December 2006, which should reduce interest expense considerably in subsequent years.

Earnings and basic earnings per share declined from $4,591,000 and $.63 in the fourth quarter of 2005 to $4,200,000 and $.57 in the fourth quarter of 2006 due principally to the items discussed in more detail below.

The earnings decline of $391,000 and $.06 in basic earnings per share for the fourth quarter of 2006 compared to the fourth quarter of 2005 resulted from lower service charges and secondary market mortgage income, due to the higher interest rate environment, and increased noninterest expense. Noninterest expense increased $375,000 pre-tax ($244,000 after-tax) due to the write-off of prepaid front-end costs relating to the payoff of trust preferred subordinated debt. In addition, in the fourth quarter of 2005, there was a favorable tax adjustment relating to the amortization of core deposit intangibles as well as a favorable adjustment relating to the payoff of borrowings. The write-off of prepaid costs and the tax and borrowing adjustments amounted to an unfavorable $496,000, or $.07 share, when comparing 2006 to 2005.

"Earnings fell behind 2005 in the second half of 2006 due, principally, to a decline in loan and deposit volume and related revenues, a lower margin stemming from the higher and increasingly competitive interest rate environment, and a weaker housing market," reported Heath. "Nevertheless, we accomplished several important objectives in 2006. We consolidated three affiliate banks into one, enabling us to operate more efficiently under one brand and a "line of business" organizational structure, which we believe will promote consistent and enhanced delivery of services. We relocated one branch in the New River Valley and opened an office in Lynchburg, and we planned the relocation of a branch in Central Virginia and the construction of another branch in a high-traffic area in the Roanoke Valley."

Heath continued, "Our objective is to expand in new markets and provide modern, full-service facilities in convenient locations. We also remain committed to investing in technology to provide better products and services, as well as easier access to those products and services. We view these initiatives as investments in our future that will provide a foundation for growth and strong earnings momentum."

Details of the Corporation's financial performance follow.

Heath also announced today that William B. Littreal was hired to be Executive Vice President and Chief Financial Officer of the Corporation, replacing Daniel A. Becker upon Becker's planned retirement.

Littreal completed his bachelor's degree at Christopher Newport University and received his master's degree from The University of Virginia. He is a certified public accountant with a diverse background in financial management. He has more than twelve years of experience managing the financial, operational, and technical divisions of community-oriented financial institutions. He has served most recently as chief financial officer of a bank holding company operating three banks and a mortgage subsidiary in Virginia.

"Bill is an energetic and highly motivated individual, with experience that includes audit and accounting; financial reporting; investment, liquidity, asset, and liability management; budgeting; and long-range forecasting," stated Heath. "He has played a key role in helping other companies he has worked with to improve their operations. We believe he will be a good complement to FNB's executive management team and will add valuable perspective."

In its meeting on January 25, 2007, FNB's Board of Directors approved the payment on February 23, 2007 of a quarterly cash dividend in the amount of $0.21 per share to stockholders of record on February 12, 2007. The payment represents an annual yield to stockholders of approximately 2.2 percent based on the stock's recent trading price.

The Board of Directors also established March 15, 2007 as the record date for FNB Corporation's annual meeting of shareholders. The meeting will commence at 2:00 p.m. on Tuesday, May 8, 2007, at The Event Centre in Christiansburg, Virginia.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, the Corporation operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758

Statements made in this release relating to the Corporation's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than the Corporation; (5) the Corporation may not be able to achieve or fully realize the expected operational efficiencies and related benefits and savings from its subsidiary bank restructuring; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; and
(7) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the Corporation undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2006       2005     Change   % Change
Quarter Ended December 31
  Net income                    $     4,200 $    4,591       (391)      (8.5)
  Net interest income                13,819     13,514        305        2.3
  Net interest income (FTE)(1)       13,876     13,578        298        2.2
  Securities gains (losses), net          2          -          2        NM
  Noninterest income excluding
   securities gains (losses)          3,579      4,076       (497)     (12.2)
  Noninterest expense                10,670     10,099        571        5.7
  Provision for loan losses             396        726       (330)     (45.5)

Per Share Data
  EPS basic                     $      0.57 $     0.63      (0.06)      (9.5)
  EPS fully diluted                    0.56       0.62      (0.06)      (9.7)
  Dividends declared                   0.21       0.20       0.01        5.0
  Book value                          23.60      21.94       1.66        7.6
Weighted average shares
 outstanding basic                    7,347      7,313         34        0.5
Weighted average shares
 outstanding fully diluted            7,444      7,371         73        1.0
Shares outstanding quarter
 end (net of unearned)                7,349      7,313         36        0.5

Financial Ratios
  Return on average assets             1.10 %     1.26 %
  Return on average share-
   holders' equity                     9.83      11.54
  Net interest margin (1)              3.95       4.04
  Equity to assets                    11.42      10.83
  Allowance for loan losses
   to loans, net of unearned
   income                              1.19       1.24

Selected Balances at December 31
  Total assets                  $ 1,518,715 $1,481,482     37,233        2.5
  Loans, net of unearned
   income                         1,170,073  1,163,280      6,793        0.6
  Allowance for loan losses          13,920     14,412       (492)      (3.4)
  Securities                        189,479    171,340     18,139       10.6
  Deposits                        1,262,982  1,217,006     45,976        3.8
  Other interest-bearing funds       75,051     97,648    (22,597)     (23.1)
  Shareholders' equity              173,417    160,476     12,941        8.1

Twelve Months Ended December 31
  Net income                    $    17,912 $   17,533        379        2.2
  EPS basic                            2.44       2.40       0.04        1.7
  EPS fully diluted                    2.41       2.39       0.02        0.8
  Dividends declared per share         0.82       0.78       0.04        5.1
  Weighted average shares
   outstanding basic                  7,335      7,293         42        0.6
  Weighted average shares
   outstanding fully diluted          7,419      7,350         69        0.9
  Return on average assets             1.19 %     1.22 %    (0.03)       NM
  Return on average share-
   holders' equity                    10.81      11.35      (0.54)       NM
  Net interest margin (1)              3.96       3.94       0.02        NM

Asset Quality                                 % of Loans           % of Loans
                                       2006      & ORE      2005      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  5,074       0.43  $  5,414       0.46
  Other real estate                     637       0.06       765       0.07
  Loans past due 90 days
   or more                              362       0.03       562       0.05
  Total nonperforming assets       $  6,073       0.52  $  6,741       0.58


Net charge off ratio                   0.19%                0.12%

(1) Fully taxable equivalent
NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2006       2005     Change   % Change
Alternative Performance Measures
for Quarter Ended December 31 (2)
  Net income                     $    4,200 $    4,591       (391)      (8.5)
  Plus amortization of core
   deposit intangibles                  173        199        (26)     (13.1)
  Equals cash basis operating
   earnings (2)                       4,373      4,790       (417)      (8.7)
  QTD average assets              1,523,567  1,462,767     60,800        4.2
  Less QTD intangible assets         47,613     48,696     (1,083)      (2.2)
  Equals QTD average tangible
   assets (2)                     1,475,954  1,414,071     61,883        4.4
  QTD average equity                170,943    159,133     11,810        7.4
  Less intangible assets equals
   QTD average tangible
   equity (2)                       123,330    110,437     12,893       11.7
  Cash basis EPS (2)                   0.60       0.65      (0.05)      (7.7)
  Cash basis EPS fully
   diluted (2)                         0.59       0.65      (0.06)      (9.2)
  Cash basis return on average
   tangible assets (2)                 1.19 %     1.35 %    (0.16)     (11.9)
  Cash basis return on average
   tangible equity (2)                14.18      17.35      (3.17)     (18.3)

Alternative Performance Measures
for Twelve Months Ended December 31 (2)
  Net income                    $    17,912 $   17,533        379        2.2
  Plus amortization of core
   deposit intangibles                  691        796       (105)     (13.2)
  Equals cash basis operating
   earnings (2)                      18,603     18,329        274        1.5
  YTD average assets              1,504,865  1,435,519     69,346        4.8
  Less YTD intangible assets         48,008     47,830        178        0.4
  Equals YTD average tangible
   assets (2)                     1,456,857  1,387,689     69,168        5.0
  YTD average equity                165,622    154,432     11,190        7.2
  Less intangible assets equals
   YTD average tangible
   equity (2)                       117,614    106,602     11,012       10.3
  Cash basis EPS (2)                   2.54       2.51       0.03        1.2
  Cash basis EPS fully diluted (2)     2.51       2.49       0.02        0.8
  Cash basis return on average
   tangible assets (2)                 1.28%      1.32%     (0.04)      (3.0)
  Cash basis return on average
   tangible equity (2)                15.82      17.19      (1.37)      (8.0)

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because they allow investors to see clearly the combined economic results of FNB Corporation without material non-recurring items and non-operating adjustments stemming from the consolidation of our organization. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.
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